ACKNOWLEDGEMENT, WAIVER AND AMENDMENT
TO THE
INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT

This ACKNOWLEDGEMENT, WAIVER AND AMENDMENT ("Waiver") TO THE INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT is made as of March 14, 2003 by and between Datatec Industries, Inc., a New Jersey corporation ("Customer") and IBM Credit LLC (formerly IBM Credit Corporation), a Delaware corporation ("IBM Credit").

RECITALS

WHEREAS, Customer and IBM Credit have entered into that certain inventory and Working Capital Financing Agreement dated as of November 10, 2000 (as amended, supplemented or otherwise modified from time to time, the "Agreement");

WHEREAS, Customer is in default of one or more of its financial convenants contained in the Agreement (as more specifically explained in Section 2 hereof);

WHEREAS, Customer requests that IBM Credit waive such defaults;'and

WHEREAS, IBM Credit is willing to waive such default and amend the Agreement subject to the conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the value and sufficiency of which is hereby acknowledges, the parties hereto agree that the Agreement is amended as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Acknowledgement.

A. Covenant Default. Customer acknowledges that the financial covenants set forth in Attachment A to the Agreement are applicable to the financial results of Customer for the quarterly period ending January 31, 2003, and Customer was required to maintain such financial covenants at all times. Customer further acknowledges its actual attainment was as follows:
	Covenant	Covenant Requirement	Covenant Actual
(i)	Revenue on an Annual Basis to Working Capital	Greater than 5.0:1.0 and equal to or less than 25.0:1.0	-126.9	FAIL
(ii)	Net Profit after Tax to Revenue	Equal to or greater than 0.1%	0.6	PASS
(iii)	Tangible Net Worth	Equal to or greater than $2.5 million	$4,284,000	PASS
(iv)	Debt Service Ratio	Equal or greater than 2.0:1.0	0.2	FAIL
(v)	Debt to Equity	Equal to or less than 5.0:1.0	3.7	PASS

B. Payment Default. Customer acknowledges that it is in default on the $1,200,000 Term Loan, which matured on February 28, 2003 without payment.

The proceeding being the "Defaults".

Section 3. Waivers to Agreement. IBM Credit hereby waives the Defaults of Customer with the terms of the Agreement to the extent such Defaults are set forth n Section 2 hereof.

Section 4. Amendment. The Agreement is hereby amended as follows, notwithstanding any other conditions precedent contained herein:

A. Customer shall make payments to IBM Credit in accordance with the terms of Section 2.4(D) of the Agreement as revised herein.

B. Section 2.4(D) is hereby amended by deleting it in its entirely and substituting the following therefor:

"(D) Customer shall pay to IBM Credit, commencing March 31, 2003, monthly installments of $300,000 on then last business day of every month, until such date whereby the Outstanding Term Loan on the Term amount shall be equal to zero, and in any event shall pay in full the Outstanding Term Loan on the Term Loan Stated Maturity Date (or, such earlier date as such Term Loan may become or be declared due and payable pursuant to Section 9 of the Agreement)."

C. Schedule A to the Agreement is hereby amended by deleting such Schedule A in its entirety and substituting it, in lieu thereof, the Schedule A attached hereto.

D. Paragraph 1, page 1 to the Agreement is hereby amended by deleting in its entirely "duly organized under the laws of the State of Delaware" and substituting the following, "duly organized under the laws of the State of New Jersey".

Section 5. Conditions to Effectiveness of Waiver. The waiver set forth in Section 3 hereof shall become effective upon:

(a) the receipt of IBM Credit from Customer of the Waiver executed by Customer, and

(b) the payment by Customer to IBM Credit of a waiver fee (the "Waiver Fee"), payable in immediately available funds, in the amount of $5,000 by no later than March 21, 2003. The Waiver Fee shall by nonrefundable and shall be in addition to any other fees IBM Credit may charge customer.

Section 6. Rights and Remedies. Except to the extent specifically waived herein IBM Credit reserves any and all rights and remedies the IBM Credit now has or may have in the future with respect to Customer, including any and all rights or remedies which it may have in the future as a result of Customer's failure to comply with its financial covenants to IBM Credit. Except to the extent specifically waived herein neither this Waiver, any of IBM Credit's actions or IBM Credit's failure to act shall be deemed to be a waiver of any such rights or remedies.

Section 7. Governing Law. This Waiver shall be governed by and interpreted in accordance with the laws, which govern the Agreement.

Section 8. Counterparts. This Waiver may be executed in any number of counterparts, each of which shall be an original, and all of which shall constitute one agreement.

IN WITNESS WHEREOF, this Waiver has been executed by duly authorized representatives of the undersigned as of the day and year first above written.
IBM Credit LLC	Datatec Industries, Inc.
By: /s/ Steven A. Flanagan	By: /s/ Isaac J. Gaon
Print Name: Steven A. Flanagan	Print Name: Isaac J. Gaon
Title: Manager Global Special Handling	Title: Chairman and CEO
Date: March 14, 2003	Date: March 14, 2003

SCHEDULE A
(A)	Term Loan Commitment: One Million Two Hundred Thousand Dollars ($1,200,000.00);
(B)	Term Loan Finance Charge: Prime Rate plus 4.25%;
(C)	Term Loan Minimum Draw Amount: No additional draws will be permitted;
(D)	Term Loan Minimum Prepayment Amount: Three Hundred Thousand Dollars ($300,000.00)
(E)	Term Loan Stated Maturity Date: June 30, 2003;
(F)	Term Loan Finance Charges are due monthly and as set forth in Section 2.5 of the Agreement
(G)	Term Loan Principal Payment Schedule: as set forth in Section 2.4 (D) of the Agreement